EXHIBIT

A













OPERATING AGREEMENT
OF
CBC INCOME AND GROWTH FUND, LLC

























Table of Contents
1. FORMATION OF THE LIMITED LIABILITY COMPANY	A-1
1.1. NAME	A-1
1.2. AGENT FOR SERVICE	A-1
1.3. PRINCIPAL PLACE OF BUSINESS/NAMES AND ADDRESSES	A-1
1.4. TERM	A-2
2. DEFINITIONS	A-2
3. PURPOSE AND CHARACTER OF THE BUSINESS	A-10
4. CAPITAL	A-10
4.1. MANAGING MEMBER CAPITAL CONTRIBUTIONS	A-10
4.2. LIMITED MEMBER CAPITAL CONTRIBUTIONS	A-11
4.3. CAPITAL ACCOUNTS	A-11
4.4. NO RIGHT TO RETURN OF CONTRIBUTION	A-12
4.5. RETURN OF UNUSED NET OFFERING PROCEEDS	A-12
4.6. LOANS TO COMPANY; NO INTEREST ON CAPITAL	A-13
4.7. PURCHASE OF UNITS BY MANAGING MEMBERS	A-13
4.8. NONRECOURSE LOANS	A-13
4.9. WORKING CAPITAL RESERVE	A-14
4.10. DISTRIBUTION REINVESTMENT PLAN	A-14
5. ALLOCATION OF PROFITS, GAINS, LOSSES AND DISTRIBUTIONS	A-15
5.1. ALLOCATION OF INCOME, PROFITS, GAINS AND LOSSES	A-15
5.2. DISTRIBUTIONS OF NET CASH FLOW	A-16
5.3. ALLOCATION OF GAIN OR LOSS UPON SALE, EXCHANGE, OR DISPOSITION	A-16
5.4. DISTRIBUTION OF NET PROCEEDS OF SALE	A-17
5.5. CUMULATIVE RETURN	A-17
5.6. REGULATORY ALLOCATIONS	A-18
5.7. LIMITATION ON LOSS ALLOCATION	A-20
5.8. ALLOCATION AMONG MANAGING MEMBERS	A-21
6. RIGHTS, POWERS AND DUTIES OF MANAGING MEMBERS	A-21
6.1. APPOINTMENT OF MANAGING MEMBER	A-21
6.2. INDEPENDENT AUDIT COMMITTEE	A-22
6.3. MANAGEMENT FEES; REIMBURSEMENT OF EXPENSES	A-22
6.4. OTHER ACTIVITIES OF MANAGING MEMBERS	A-24
6.5. INDEMNIFICATION AND LIABILITIES OF MANAGING MEMBERS	A-24
6.6. PROHIBITED TRANSACTIONS	A-25
6.7. INVESTMENTS IN OTHER PROPERTIES	A-27
6.8. UNIMPROVED PROPERTY; PROPERTY UNDER CONSTRUCTION	A-28
6.9. INVESTMENTS IN JUNIOR TRUST DEEDS	A-29
6.10. REQUIREMENT FOR PROPERTY APPRAISAL	A-29
6.11. BALLOON PAYMENTS	A-29
6.12. SELLING COMMISSIONS	A-30
6.13. ROLL-UP TRANSACTIONS	A-30
7. PROVISIONS APPLICABLE TO LIMITED MEMBERS	A-31
7.1. LIABILITY	A-31
7.2. NO PARTICIPATION IN MANAGEMENT	A-31
7.3. NO WITHDRAWAL OR DISSOLUTION	A-31
7.4. CONSENT	A-32
7.5. POWER OF ATTORNEY	A-32
7.6. LIMITATION ON ACQUISITION OF EQUITY SECURITIES OF MANAGERS	A-33
7.7. REPURCHASE OF UNITS BY COMPANY	A-33
7.8. VOTING RIGHTS	A-35
8. BOOKS OF ACCOUNT AND FISCAL MATTERS	A-35
8.1. BOOKS; PLACE; ACCESS	A-35
8.2. METHOD	A-36
8.3. FISCAL YEAR	A-36
8.4. ANNUAL REPORT	A-36
8.5. QUARTERLY REPORTS	A-37
8.6. SPECIAL REPORTS	A-37
8.7. TAX RETURNS AND TAX INFORMATION	A-38
8.8. BANK ACCOUNTS	A-38
8.9. TAX ELECTIONS	A-38
8.10. INVESTOR LIST	A-38
9. ASSIGNMENT OF LIMITED MEMBER'S INTEREST	A-40
9.1. LIMITATIONS ON TRANSFER RELATED TO TAX STATUS	A-40
9.2. PROTECTIVE PROVISIONS RELATING TO TRANSFER FRAUD	A-41
9.3. RIGHT OF FIRST REFUSAL	A-41
9.4. TRANSFERS	A-42
9.5. ADMISSION OF ASSIGNEE AS MEMBER	A-43
9.6. MINIMUM SIZE	A-43
9.7. DEATH OF A LIMITED MEMBER	A-43
9.8. DOCUMENTS AND EXPENSES	A-44
9.9. ACQUIT COMPANY	A-44
9.10. RESTRICTION ON TRANSFER	A-44
9.11. ENDORSEMENT ON CERTIFICATE	A-44
10. DEATH, WITHDRAWAL, EXPULSION OF MANAGING MEMBERS	A-45
10.1. DEATH OF SPECIAL MANAGING MEMBER	A-45
10.2. WITHDRAWAL	A-45
10.3. EXPULSION	A-45
10.4. REMOVAL AND REPLACEMENT OF MANAGING MEMBERS	A-46
10.5. PAYMENT FOR REMOVED MANAGER'S INTEREST	A-46
10.6. FAILURE TO ADMIT SUBSTITUTE MANAGING MEMBER	A-47
11. AMENDMENT OF AGREEMENT AND MEETINGS	A-47
11.1. GENERAL	A-47
11.2. ALTERNATIVE TO MEETINGS	A-48

12. DISSOLUTION AND LIQUIDATION	A-48
12.1. EVENTS CAUSING DISSOLUTION	A-48
12.2. CONTINUATION OF BUSINESS	A-49
12.3. LIQUIDATION AND WINDING UP	A-49
13. MISCELLANEOUS PROVISIONS	A-50
13.1. INTERPRETATION	A-50
13.2. NOTICE	A-51
13.3. SUCCESSORS AND ASSIGNS	A-51
13.4. COUNTERPARTS	A-51
13.5. SEVERABILITY	A-51


OPERATING AGREEMENT
OF
CBCI INCOME AND GROWTH FUND, LLC

THIS OPERATING AGREEMENT is entered into as of this October 30, 2002 by and among CBCI Fund Management I, Inc. (the "Managing Member"), a Minnesota corporation, Ronald A. Christenson (the "Special Managing Member"), CBCI Acquisitions I, LLC (the "Acquisition Member") and all other parties comprising the Limited Members, who shall execute this agreement and whose addresses appear at the end of this agreement.

1. FORMATION OF THE LIMITED LIABILITY COMPANY

The parties hereto do hereby confirm the formation of a limited liability company (the "Company") pursuant to the provisions of the Minnesota Limited Liability Company Act (the "Act") by the filing of a Certificate of Formation on October 30, 2002 and agree that the Company shall be governed by the terms of this agreement. The parties agree that they shall promptly file any amended certificates of formation that may be required in the appropriate office in the State of Minnesota and in such other offices as may be required, and that the parties shall comply with the other provisions and requirements of the Limited Liability Company Act as in effect in Minnesota, which Act shall govern the rights and liabilities of the Members, except as herein or otherwise expressly stated.

1.1. Name

The business of the Company is conducted under the firm name and style of CBCI Income and Growth Fund, LLC.

1.2. Agent For Service

The agent for service of process is CBCI Fund Management I, Inc.
The location of the agent for service of process of the Company shall be Suite 715 Plymouth Building, 12 South Sixth Street,
Minneapolis, Minnesota 55402.

1.3. Principal Place Of Business/Names And Addresses

The location of the principal place of business, principal office and agent for service of process of the Company shall be at the offices of the Managing Member, Suite 715 Plymouth Building, 12 South Sixth Street, Minneapolis, Minnesota 55402. The Company may also maintain offices at such other place of business as the Managing Member may from time to time determine. The name and address of the Managing Member is CBCI Fund Management I, Inc., Suite 715 Plymouth Building, 12 South Sixth Street, Minneapolis, Minnesota 55402. The name and address of the Special Managing Member is Ronald A. Christenson, Suite 715 Plymouth Building, 12 South Sixth Street, Minneapolis, Minnesota 55402. The name and address of the Acquisition Member is CBCI Acquisitions I, LLC, Suite 715 Plymouth Building, 12 South Sixth Street, Minneapolis, Minnesota 55402. The names and addresses of the Limited Members are set forth on Schedule A at the end of this agreement.

1.4. Term

The Company shall commence business on the date hereof, and shall continue until December 31, 2053, unless dissolved, terminated and liquidated prior thereto under the provisions of
Article 12.

2. DEFINITIONS

As used in this agreement, the following terms shall have the following meanings:

"Acquisition Expenses" means expenses including, but not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals, non-refundable option payments on properties not acquired, accounting fees and expenses, title insurance and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

"Acquisition Fees" means the total of all fees and commissions paid by any party in connection with making or investing in mortgage loans or the purchase, development or construction of Properties, whether designated as a real estate commission relating to the purchase of Properties, nonrecurring management fees, loan fees or points paid by borrowers to the Managing Member if the Company invests in mortgage loans, or any fees of a similar nature, however designated or however treated for tax or accounting purposes. Acquisition Fees shall not include Development Fees and Construction Fees paid to any person or entity in connection with the actual development and construction of projects.

"Acquisition Member" means CBCI Acquisitions I, LLC.

"Adjusted Capital Contributions" means the aggregate original capital contribution of a Limited Member reduced, from time to time, by (i) any return of capital contributions pursuant to
Section 4.5; and, (ii) by total cash distributed from Net Proceeds of Sale to the extent Net Proceeds of Sale exceed amounts necessary to provide the Targeted Cumulative Distribution Amount; and increased from time to time by the product of (a) the Adjusted Capital Contribution of any Limited Member whose Units are repurchased and (b) the ratio of each remaining Limited Member's Units to the total Units outstanding after such repurchase. Adjusted Capital Contributions shall not be reduced by distributions of Net Cash Flow.

"Administrative Expenses" means expenses incurred by the Managing Members and their Affiliates during the operation of the Company directly attributable to rendering the following services to the Company: (i) administering the Company (including agency type services, member relations and communications, financial and tax reporting, accounting and payment of accounts, payment of distributions, payment of unit redemptions, staffing and processing other investor requests);
(ii) property management (including collecting, depositing and monitoring rental payments and penalties, monitoring compliance with leases, monitoring the maintenance of property and liability insurance and the payment of taxes, maintenance of lease insurance (if applicable), monitoring and negotiating other forms of tenant security and financial condition, ongoing site inspections and property reviews and reviewing tenant reports); (iii) property and lease workout (including enforcing lease provisions in default, filing lease insurance claims, enforcing guarantees, collecting letters of credit or foreclosing other collateral, if applicable, eviction of tenants in default, re-leasing of properties, and monitoring tenant disputes and foreclosures); (iv) property financing and refinancing; and (v) Company dissolution and liquidation (accounting, final payment to creditors, administrative filings and other costs).

"Affiliate" means (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such person and (iv) if such other person is an officer, director or partner, any such company for which such person acts in such capacity.

"Asset Management Agreement" means the agreement between the Company and the Managing Member detailing the responsibilities, duties and remuneration of the Managing Member.

"Asset Management Fee" means the annual fee paid by the Company under the Asset Management Agreement.

"Audit Committee" means a committee consisting of the Special Managing Member and an independent member and organized for the purposes of reviewing the propriety of, and reporting of, financial information as further described in Section 6.2 hereof.

"Company" means the limited liability company formed by this agreement.

"Competitive Real Estate Commissions" means real estate or brokerage commissions paid for the purchase or sale of a Property that are reasonable, customary and competitive in light of the size, type and location of such Property and which do not, in any event, exceed 6% of the contract price for the sale of such Property.

"Construction Fee" means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide
Major Repairs or Rehabilitation of Company Property.

"Cost" means, when used with respect to services furnished by the Managing Members or their Affiliates to, or on behalf of, the Company (other than services described in the Asset Management Agreement), the lesser of (i) the actual expenses incurred by such Managing Members and Affiliates in providing services necessary to the prudent operation of the Company, including salaries and expenses paid to officers, directors, employees and consultants, depreciation and amortization, office rent, travel and communication expenses, employee benefit expenses, supplies and other overhead expenses directly attributable to the furnishing of such services; or (ii) the price that would be charged by unaffiliated parties rendering similar services in the same geographic location. Overhead expenses shall be charged only if directly attributable to the services provided and shall be allocated based upon the amount of time personnel actually spend providing such services, or such other method of allocation as is acceptable to the Company's independent public accountant.

"Determination Date" means January 1 of the calendar year immediately subsequent to the later to occur of: (i) two years after the date of the Prospectus; or (ii) six months after the date the offer and sale of Units pursuant to the Prospectus is terminated.

"Development Fee" means a fee paid to any party, including the Managing Members or their Affiliates for packaging the Company's
Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for a specific Property, either initially or at a later date.

"Disposition Fees" means fees paid to any party, including the Managing Members or their Affiliates, for services or expenses related to the sale or disposition of Properties and mortgage loans, or any fees of a similar nature, however designated or however treated for tax or accounting purposes. Disposition Fees shall not include Competitive Real Estate Commissions.

"Distribution Reinvestment Plan" means the plan whereby Limited
Members may elect to reinvest distribution of Net Cash Flow in additional Units as further described in Section 4.10 hereof.

"Front-End Fees" means fees and expenses paid by any party for services rendered during the Company's organizational or acquisition phase, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses, interest on deferred fees and expenses and other similar fees, however designated by the Managing Member.

 "Independent Audit Committee Member" means a person who is not a Limited Member, Managing Member, Affiliate of a Managing
Member or Affiliate of a Limited Member of the Company and serves on the Audit Committee.

"Index Rate" means an annual rate, subject to change from time to time, equal to the annual yield on United States Treasury Notes bearing ten year maturities as published in the Wall Street Journal. Where a range of rates has been published, then the higher of the rates will be used.

"Investment in Properties" means the amount of capital contributions actually paid or allocated to the purchase of Properties, including working capital reserves allocable thereto (except that working capital reserves in excess of 5% will not be included) and other cash payments such as interest and taxes, but excluding Front-End Fees.

"Limited Members" means all parties who shall execute, either personally or by an authorized attorney-in-fact, this agreement as Limited Members and comply with the conditions in Section 4.2, and any and all assignees of the Limited Members, whether or not such assignees are admitted to the Company as substitute Limited Members; provided, however, that an assignee of the interest of any Limited Member shall not be considered a "Limited Member" for purposes of Articles 10 and 11 hereof unless such assignee is admitted as a substitute Limited Member as provided in Article 9.

"Limited Liability Company Act" means the Minnesota Limited
Liability Company Act, as the same may be amended.

"Limited Liability Company Unit" or "Unit" means the Company interest and appurtenant rights, powers and privileges of a Limited Member and represents the stated capital contributions with respect thereto, all as set forth elsewhere in this agreement.

"Major Repairs or Rehabilitation" means the repair, rehabilitation or reconstruction of a Property where the aggregate costs exceed 10% of the fair market value of the Property at the time of such services.

"Managing Member" means CBCI Fund Management I, Inc., and any substitute as provided in Article 10.

"Managing Members" means the Managing Member, the Special
Managing Member, any substitute Managing Member as provided in
Article 10, and the Acquisition Member.

"Members" means the Managing Member, the Special Managing
Member, the Limited Members, and the Acquisition Member.

"Net Cash Flow" means Company cash funds provided from operations, including lease payments from builders and sellers without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements and less the amount set aside for restoration or creation of reserves.

"Net Proceeds of Sale" means the excess of gross proceeds from any sale, refinancing (including the financing of a Property that was initially purchased debt-free) or other disposition of a Property over all costs and expenses related to the transaction, including fees payable in connection therewith, and over the payments made or required to be made on any prior encumbrances against such Property in connection with such transaction.

"Net Value Per Unit" means the aggregate value of the Company's assets less the Company's liabilities, and less the value attributable to the interest of the Managing Members, divided by the number of Units outstanding. Such aggregate value shall be as determined by the Managing Members, after taking into account
(i) the present value of future net cash flow from rental income on the Fund's properties, (ii) the price at which Units of the Company have last been purchased, and (ii) such other factors as the Managing Members deem relevant.

"Organization and Offering Expenses" means those expenses incurred in connection with and in preparing the Company for registration and subsequently offering and distributing it to the public, including any sales commissions, nonaccountable expense allowances or reimbursement of due diligence expenses paid to broker-dealers in connection with the distribution of the Company and all advertising expenses.

"Permitted Transfer" means, with respect to the transfer of Units in any fiscal year of the Company (i) transfers in which the basis of the Unit in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor, or is determined under Section 732 of the Internal Revenue Code of 1986, as amended (the "Code"),
(ii) transfers of Units upon the death of a Limited Member,
(iii) transfers of Units between members of a family (as defined in Section 267(c)(4) of the Code), (iv) transfers of Units at original issuance and sale, (v) transfers of Units pursuant to distribution under a Qualified Plan, and (vi) block transfers of Units by a single Member in one or more transactions during any thirty calendar day period representing in the aggregate not more than five percent (5%) of the total interest of all Members in Company capital and profits.

"Properties" or "Property" means real properties or any interest therein acquired directly or indirectly by the Company and all improvements thereon and all repairs, replacements or renewals thereof, together with all personal property acquired by the Company that from time to time is located thereon or specifically used in connection therewith.

"Property Management Fees" means fees paid to any party for managing the day-to-day operations of any Property, provided such fees are billable to and paid by tenants occupying the Property.

"Prospectus" means that certain prospectus of the Company dated xxxxxx, 2002.

"Public Market" means a forum for the purchase and sale of Units on an established securities market, secondary market, or the substantial equivalent thereof.

"Qualified Stock Exchange Transfer" means a transfer of Units, through subscribing members of any national or regional securities exchange, the OTC Bulletin Board, or BBX.

"Qualified Matching Service" means a listing system operation, provided either through the Managing Members or through any unrelated third party (including any dealer in the Units), in which Limited Members contact the operator of such Qualified Matching Service to list Units they desire to transfer and through which the operator attempts to match the listing Limited Member with a customer desiring to buy Units without (i) regularly quoting prices at which the operator stands ready to buy or sell interests, (ii) making such quotes available to the public, or (iii) buying or selling interests for its own account.

"Qualified Matching Service Transfer" means a transfer of Units through a Qualified Matching Service in which (i) at least a fifteen (15) calendar day delay occurs between the day (the "Contact Date") a Limited Member provides written confirmation to the Qualified Matching Service that his or her Units are available for sale and the earlier of (A) the day information is made available to potential buyers that such Units are available for sale, or (B) the day information is made available to the selling Limited Member regarding the existence of outstanding bids to purchase Units, (ii) the closing of the transfer does not occur until at least forty five (45) days after the Contact Date, (iii) the Limited Member's offer to sell is removed from the Qualified Matching Service within one hundred and twenty
(120) days of the Contact Date, and (iv) no Units of such Limited Member are entered for listing by the Qualified Matching Service for at least sixty (60) days after the removal of the Limited Member's information from such Qualified Matching Service; provided, however, that no transfer shall be a Qualified Matching Service Transfer if, after giving effect to such transfer, the aggregate of (a) Qualified Matching Service Transfers, (b) transfers pursuant to the repurchase provisions contained in section 7.7 of this agreement of Limited Member interests and (c) all other transfers of Limited Member interests except Permitted Transfers and Qualified Stock Exchange Transfers since the beginning of the fiscal year in which such transfer is made would exceed ten percent (10%) of the Company interests outstanding.

"Qualified Plans" means Keogh Plans and pension/profit-sharing plans that are qualified under Section 401 of the Internal
Revenue Code.

"Roll-Up" means a transaction involving the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Company and the issuance of securities of a Roll-Up Entity; provided, however, that a Roll-Up shall not include a transaction involving the conversion of only the Company if, as a consequence of such transaction, there will be no significant adverse change in (i) voting rights of Limited Members; (ii) the term of existence of the surviving entity beyond that of the Company; (iii) compensation to the Managing Members or their Affiliates; (iv) the investment objectives of the Company or the surviving entity.

"Roll-Up Entity" means a company, real estate investment corporation, trust or other entity that would be created or would survive after successful completion of a Roll-Up transaction.

"Special Managing Member" means Ronald A. Christenson, and any substitute as provided in Article 10.

"Sponsor" means any person, company, corporation, association or other entity which is directly or indirectly instrumental in organizing, wholly or in part, the Company or any person, company, corporation, association or other entity which will manage or participate in the management of the Company, and any Affiliate of such person, company, corporation, association or other entity; but does not include a person, company, corporation, association or other entity whose only relation with the Company is as that of an independent property manager and whose only compensation is as such. "Sponsor" does not include wholly independent third parties such as attorneys, accountants, filing agents and underwriters whose only compensation is for professional services rendered in connection with the offering of Company interests. A person, company, corporation, association or other entity may also be a Sponsor of the Company by: (i) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other persons, companies, corporations, associations or other entities; (ii) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property; (iii) having a substantial number of relationships and contacts with the Company; (iv) possessing significant rights to control Company Properties; (v) receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry; (vi) providing goods or services to the Company on a basis which was not negotiated at arm's length with the Company.

"Targeted Cumulative Distribution Amount" means the cumulative total of all Targeted Distribution Amounts at any point in time.

"Targeted Distribution Amount" means an amount computed by dividing the Targeted Rate by the number of days in a year times the amount of Adjusted Capital Contributions, times the actual number of days the amount of such Adjusted Capital Contributions was outstanding.

"Targeted Rate" means a rate of 4.00 percentage points over the Index Rate. Under no circumstances will the Targeted Rate be less than 8.25% nor more than 9.75% in any year. The Targeted Rate for any particular period shall be based on the Index Rate in effect on the last business day of the immediately preceding calendar quarter.

"Yield Maintenance Distributions" means amounts required to be distributed by the Managing Members to Limited Members for any period subsequent to the Determination Date, from not more than 80.39% of the Managing Members' share of Net Cash Flow for such period, and not exceeding an amount computed by subtracting the Limited Members' share of Net Cash Flow for the period from the Targeted Distribution Amount for such period.

3. PURPOSE AND CHARACTER OF THE BUSINESS

The purpose and character of the business of the Company shall be to acquire an interest in the Properties upon such terms and conditions as the Managing Member, in its absolute discretion, shall determine, including, without limitation, taking title to the Properties; to own, lease, operate and manage the Properties for income-producing purposes; to furnish services and goods in connection with the operation and management of the Properties; to enter into agreements pertaining to the operation and management of the Properties; to borrow funds for such purposes and to mortgage or otherwise encumber any or all of the Company's assets or Properties to secure such borrowings; to sell or otherwise dispose of the Properties and the assets of the Company; and to undertake and carry on all activities necessary or advisable in connection with the acquisition, ownership, leasing, operation, management and sale of the Properties.

4. CAPITAL

4.1. Managing Member Capital Contributions

The Managing Member, Special Managing Member and Acquisition Member shall be obligated to make capital contributions to the Company, to the extent not previously made, in the amounts of $9.80, $9.80 and $980.40, respectively. They shall not be obligated to make any other contributions to the capital of the Company, except that, in the event that the Managing Members have negative balances in their capital accounts after dissolution and winding up of, or withdrawal from, the Company, they will be obligated to contribute to the Company an amount equal to the lesser of (a) the deficit balances in their capital accounts or (b) 1.01% of the total capital contributions of the Limited Members' over the amount previously contributed hereunder.

4.2. Limited Member Capital Contributions

4.2.1. Initial Contribution

There shall initially be available for subscription by prospective Limited Members an aggregate of 400,000 Limited Liability Company Units. The purchase price of each Unit shall be $100. Except as provided in section 4.10, each subscriber must subscribe for a minimum purchase of ten Units. Subscribers may purchase fractional Units above such minimums.

4.2.2. Requirements For Limited Member Status

Upon the initial closing of the sale of Units, the purchasers will be admitted as Limited Members not later than 15 days after the release from escrow of the purchasers' funds. Thereafter, an investor will be admitted to the Company not later than the first day of the month next succeeding the date of the investor's subscription agreement, provided his or her subscription for Units has been received at least five business days prior to such date. All subscriptions for Units shall be accepted or rejected by the Company within 30 days of their receipt; if rejected, all funds shall be returned to the subscriber within ten business days of the date of rejection. The Members shall not be obligated to make any additional contributions to the capital of the Company.

4.3. Capital Accounts

The Company shall maintain a separate capital account for each Member. It is intended that the capital account of each Member will be maintained in accordance with the capital accounting rules of Treasury Reg. Section 1.704-1(b)(2)(iv). In general, this will mean that the capital account of each Member shall be initially credited with the amount of his or her initial contribution to the capital of the Company. The capital account of each Member shall further be credited by the amount of any additional contributions to the capital of the Company made by such Member from time to time, shall be debited by the amount of any cash distributions made by the Company to such Member and shall be credited with the amount of income and gains and debited with the amount of losses of the Company allocated to such Member. In all instances, the capital accounting rules in Treas. Reg. Section 1.704-1(b)(2)(iv) will determine the proper debits or credits to each Member's capital account. The Managing Member may, at its option, increase or decrease the capital accounts of the Members to reflect a revaluation of Company Property on the Company's books at the times when, pursuant to Treas. Reg. Section 1.704-1 (b)(2)(iv), such adjustments may occur. The adjustments, if made, will be made in accordance with such Regulation, including allocating taxable items, as computed for book purposes, to the capital accounts as prescribed in such Regulation. In the case of the transfer of all or a part of an interest in the Company, the capital account of the transferor Member attributable to the transferred interest will carry over to the transferee Member. In the case of termination of the Company pursuant to Section 708 of the Code, the rules of Treas. Reg. Section 1.704-1(b)(2)(iv) shall govern adjustments to the capital accounts. If there are any adjustments to Company property because of Sections 732, 734, or 743, the capital accounts of the Members shall be adjusted as provided in Treas. Reg. Section 1.701-1 (b)(2) (iv) (m). Except as provided in
Section 4.1 of this agreement, in the event that any Member has a negative capital account balance after dissolution and winding up of the Company, such Member will not be obligated to contribute capital to restore the deficit.


4.4. No Right To Return Of Contribution

The Limited Members shall have no right to withdraw or to receive a return of their contributions to the capital of the Company, as reflected in their respective capital accounts from time to time, except upon presentment of Units in accordance with Section 7.7 or upon the dissolution and liquidation of the Company pursuant to Article 12.

4.5. Return Of Unused Net Offering Proceeds

In the event that any portion of the Limited Members' capital contributions is not invested or committed for investment in real property before the later of two years after the date of the Prospectus or six months after the date the offer and sale of Units pursuant to the Prospectus is terminated (except for amounts utilized to pay operating expenses of the Company and to establish reasonable working capital reserves as determined by the Managing Member), such portion of the capital contributions shall be distributed to the Limited Members as a return of capital. All of such capital contributions will be available for the general use of the Company during such period and may be expended in operating the Properties that have been acquired. For the purpose of the foregoing, funds will be deemed to have been committed to investment, and will not be returned to the Limited Members to the extent written contractual agreements have been executed prior to the expiration of the preceding period, regardless of whether any such investment is ultimately consummated pursuant to the written contractual agreement. To the extent any funds have been reserved to make contingent payments in connection with any Property pursuant to a written contractual agreement in connection with such Property or pursuant to a reasonable decision of the Managing Members that additional reserves are necessary in connection with any Property, regardless of whether any such payment is ultimately made, subscription funds will not be returned to the Limited Members.

4.6. Loans To Company; No Interest On Capital

The Members may make loans to the Company from time to time, as authorized by the Managing Member, in excess of their contributions to the capital of the Company, and any such loans shall not be treated as a contribution to the capital of the Company for any purpose hereunder, nor shall any such loans entitle such Member to any increase in his or her share of the profits and losses and cash distributions of the Company, nor shall any such loans constitute a lien against the Properties. The amount of any such loans with interest thereon at a rate determined by the Managing Member, in its absolute discretion, but not to exceed the rate that otherwise would be charged by unaffiliated lending institutions on comparable loans for the same purpose, shall be an obligation of the Company to such Member. The Managing Members or their Affiliates may loan funds to the Company during the offering period for acquiring a Property. Interest on such loans shall not be in excess of the rate charged by an unrelated lending institution on comparable loans for the same purpose in the same locality of the Properties or exceed the cost of funds of the Managing Members or their Affiliates. No interest shall be paid by the Company on the contributions to the capital of the Company by the Members.

4.7. Purchase Of Units By Managing Members

The Managing Members and their Affiliates may subscribe for and acquire Units for their own account; provided, however, that any Units acquired by the Managing Members or their Affiliates will be acquired for investment and not with a view to the distribution thereof and that the aggregate amount of Units so purchased by the Managing Members will not exceed five percent (5%) of the Units offered in the Prospectus. With respect to such Units, the Managing Members and their Affiliates shall have all the rights afforded to Limited Members under this agreement, except as may be expressly provided in this agreement.

4.8. Nonrecourse Loans

A creditor who makes a nonrecourse loan to the Company will not have or acquire, at any time because of making the loan, any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor.


4.9. Working Capital Reserve

The Managing Members shall use their best efforts to maintain a working capital reserve of two percent (2%) of the aggregate
Adjusted Capital Contributions and to restore such reserve if depleted.

4.10. Distribution Reinvestment Plan

4.10.1. Election To Participate

A Limited Member may elect to participate in a program for the reinvestment of his or her distributions of Net Cash Flow (the "Distribution Reinvestment Plan") and have his or her distributions of Net Cash Flow from operations reinvested in Units of the Company. Limited Members participating in the Distribution Reinvestment Plan may purchase fractional Units and there shall be no minimum purchase amount with respect to such participants. Each Limited Member electing to participate in the Distribution Reinvestment Plan shall receive, at the time of each distribution of Net Cash Flow, a notice advising such Limited Member of the number of additional Units purchased with such distribution and advising such Limited Member of his or her ability to change his or her election to participate in the Distribution Reinvestment Plan.

4.10.2. Withdrawal From Plan

If a Limited Member withdraws from the Distribution Reinvestment Plan, such withdrawal shall be effective only with respect to distributions made more than 30 days following receipt by the Company of written notice of such withdrawal. In the event of a transfer by a Limited Member of Units, such transfer shall terminate the Limited Member's participation in the plan as of the first day of the quarter in which the transfer is effective.

4.10.3. Conditions For Reinvestment Of Distributions

Distributions may be reinvested only if (i) the sale of Units continues to be registered or qualified for sale under federal and applicable state securities laws; (ii) each continuing Participant has received a current Prospectus relating to the Company, including any supplements thereto, and executed a confirmation within one year of such reinvestment indicating such Participant's intention to purchase Units in the Company through the Plan and confirming that the Participant continues to satisfy the investor suitability requirements; and (iii) there has been no distribution of Net Proceeds of Sale or Refinancing. If (A) any of the foregoing conditions are not satisfied at the time of any distribution, or (B) no interests are available to be purchased, such distributions shall be paid in cash.

4.10.4. Survival Of Representations

Each Limited Member electing to participate in the Distribution Reinvestment Plan hereby agrees that his or her investment in this Company constitute his or her agreement to be a Limited Member of the Company and to be bound by the terms and conditions of this agreement and, if at any time he or she fails to meet applicable investor suitability guidelines or cannot make the other investor representations required or set forth in the then current Operating Agreement, Prospectus or Subscription Agreement, he or she will promptly notify the Managing Members in writing.

4.10.5. Commissions On Reinvestment Distributions

The Company shall pay a commission, not to exceed 5.5%, in connection with any reinvestment pursuant to the plan to any broker-dealer designated by the Participant in the plan. If no broker-dealer is designated or the Limited Member has advised the Company that he or she desires that such commissions not be paid, or if the designated broker-dealer has not signed a dealer agreement with respect to the Company, or if the broker-dealer is no longer qualified under applicable law to engage in the solicitation of the sale of such Company interests, then no commission shall be paid. No fees shall be paid to the Company or the Managing Members at the time of any such reinvestment, but the Managing Members of the Company may be reimbursed for the Cost incurred in making such reinvestment, in accordance with the provisions of this agreement.

4.10.6. Managers' Election To Terminate Plan

The Managing Members may elect, at their option, to terminate the Distribution Reinvestment Plan at any time without notice to Limited Members.

5. ALLOCATION OF PROFITS, GAINS, LOSSES AND DISTRIBUTIONS

The Members agree that the income, profits, gains and losses of the Company shall be allocated and that cash distributions of the Company shall be made as follows:

5.1. Allocation Of Income, Profits, Gains And Losses

For income tax purposes, income, profits, gains and losses of the Company for each fiscal year, other than any gain or loss realized upon the sale, exchange or other disposition of any Property, using such methods of accounting for depreciation and other items as the Managing Member determines to use for federal income tax purposes, shall be allocated as of the end of each fiscal year to each Member based on his or her varying interest in the Company during such fiscal year. The Company shall determine, in the discretion of the Managing Member and as recommended by the Company auditors, whether to prorate items of income and deduction according to the portion of the year for which a Member was a member of the Company or whether to close the books on an interim basis and divide such fiscal year into segments. Subject to Section 5.6, for income tax purposes, income, profits, gains and losses, other than any gain or loss realized upon the sale, exchange or other disposition of any Property, shall be allocated as follows:

(a)	Net loss shall be allocated 49% to the Limited Members,
and 51% to the Managing Members;

(b)	Net income, profits and gains shall be allocated 49% to
the Limited Members plus an amount equal to any Yield
Maintenance Distributions paid to Limited Members during the year and 51% to the Managing Members minus any Yield
Maintenance Distributions paid to Limited Members during the year.

5.2. Distributions Of Net Cash Flow

Net Cash Flow from operations, if any, with respect to a fiscal year will first be distributed 49% to the Limited Members plus any required Yield Maintenance Distributions and 51% to the Managing Members minus any required Yield Maintenance Distributions. Any amounts distributed to the Limited Members in accordance with this Section 5.2 shall be allocated among the Limited Members pro rata based on the number of Units held by each Limited Member and the number of days such Units were held during such fiscal year.

No liability for Yield Maintenance Distributions will accrue for any period prior to the Determination Date. Thereafter, Yield Maintenance Distributions shall be distributed within 30 days after determination. The Managing Members, at their sole option, may make estimated quarterly payments of Yield Maintenance Distributions along with any quarterly distributions of Net Cash Flow.

5.3. Allocation Of Gain Or Loss Upon Sale, Exchange, Or Disposition

Subject to Section 5.6, for income tax purposes the gain realized upon the sale, exchange or other disposition of any Property will be allocated as follows:

(a)	First, to and among the Members in an amount equal to
the negative balances in their respective capital
accounts (pro rata based on the respective amounts of
such negative balances).
(b)	Next, 100% to the Limited Members until the balance in
each Limited Member's capital account equals the sum of
such Limited Member's Adjusted Capital Contribution plus
an amount equal to the Targeted Cumulative Distribution
Amount to the extent not previously distributed pursuant
to Section 5.2 and Section 5.4(a);
(c)	Next, 100% to the Managing Members as reimbursement for
the cumulative amount of Yield Maintenance Distributions
as yet unreimbursed; and,
(d)	The balance of any remaining gain will then be allocated
49% to the Limited Members and 51% to the Managing
Members.

Subject to Section 5.6, any loss on the sale, exchange or other disposition of any Property will be allocated 49% to the Limited
Members and 51% to the Managing Members.

5.4. Distribution Of Net Proceeds Of Sale

Upon refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties; provided, however, that sufficient cash is distributed to the Limited Members to pay state and federal income taxes (assuming Limited Members are taxable at a marginal rate of 7% above the federal capital gains rate applicable to individuals) created as a result of such transaction. Except for distributions upon liquidation of the Company (which are governed by Section 12.3 of this agreement), Net Proceeds of Sale that are not reinvested in additional properties will be distributed as follows:

(a)	First, 100% to the Limited Members until the Limited
Members have received an amount from Net Proceeds of
Sale equal to the sum of (i) the Targeted Cumulative
Distribution Amount to the extent not previously
distributed pursuant to Section 5.2 and this Section
5.4(a), plus (ii) Adjusted Capital Contributions;
(b)	Next 100% to the Managing Members in an amount equal to
the cumulative total of unreimbursed Yield Maintenance
Distributions; and,
(c)	Any remaining balance will be distributed 49% to the
Limited Members and 51% to the Managing Members.


5.5. Cumulative Return

Commencing on the Determination Date and continuing thereafter, the Company shall pay as a cumulative (but not compounded) return on investment, the Targeted Cumulative Distribution Amount before applying any Net Proceeds of Sale toward reductions of Adjusted Capital Contributions. For Limited Members that acquire their Units after the Determination Date, this cumulative (but not compounded) return on Adjusted Capital Contributions will be applied commencing on the first day of the calendar quarter following the date on which such Unit is initially held by the Limited Member.

5.6. Regulatory Allocations

The following Regulatory Allocations shall be made in the following order:

5.6.1. Minimum Gain Chargeback

Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of these Regulatory Allocations, if there is a net decrease in Company minimum gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member's share of the net decrease in Company minimum gain (within the meaning of Treas. Reg. Section 1.704-2(b)(2) and 1.704-2(d) determined in accordance with Treas. Reg.
Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. Section 1.704-2(f)(6) and 1.704-2(j)(2). This
Section 5.6.1 is intended to comply with the minimum gain chargeback requirement in Treas. Reg. Section 1.704-2(f) and shall be interpreted consistently therewith.

5.6.2. Member Minimum Gain Chargeback

Except as otherwise provided in Treas. Reg. Section 1.704-2(i)(4), notwithstanding any other provision of these Regulatory Allocations, if there is a net decrease in Member nonrecourse debt minimum gain, as defined in Treas. Reg. Section 1.704-2(i)(2) and determined pursuant to Treas. Reg. Section 1.704-2(i)(3), attributable to a Member nonrecourse debt as defined in Treas. Reg. Section 1.704-2(b)(4), during any Company fiscal year, each Member who has a share of the Member nonrecourse debt minimum gain attributable to such Member nonrecourse debt, determined in accordance with Treas. Reg. Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member nonrecourse debt minimum gain attributable to such Member nonrecourse debt, determined in accordance with Treas. Reg.
Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Regulations 1.704-2(i)(4) and 1.704-2(G)(2). This Section
5.6.2 is intended to comply with the minimum gain chargeback requirement in Treas. Reg. Section 1.704- 2 (i) (4) and shall be interpreted consistently therewith.



5.6.3. Qualified Income Offset

If a Member unexpectedly receives an adjustment, allocation or distribution described in Treas. Reg. Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such unexpected adjustment, allocation or distribution puts such Member's capital account into a deficit balance or increases such deficit balance determined after such account is credited by any amounts which the Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Treas. Reg.
Section 1.704-2(g)(1) and 1.704-2(i)(5) and debited by the items described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) and for all other allocations tentatively made pursuant to these Regulatory Allocations as if this paragraph (c) were not in this agreement, such Member shall be allocated items of Company income and gain in an amount and manner sufficient to eliminate such deficit or increase as quickly as possible. It is intended that this Section 5.6.3 shall meet the requirement that this agreement contain a "qualified income offset" as defined in Treas. Reg. Section 1.704-1(b)(2)(ii)(d) and this Section shall be interpreted and applied consistently therewith.

5.6.4. Gross Income Allocation

In the event any Member has a deficit capital account at the end of any fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph 5.6.4 shall be made only if and to the extent that such Member would have a deficit capital account in excess of such sum after all other allocations provided for in these Regulatory Allocations have been made as if paragraph 5.6.3 and this paragraph 5.6.4 were not in the Agreement.

5.6.5. Nonrecourse Deductions

Nonrecourse deductions, within the meaning of Treas. Reg.
Section 1.704-2(b)(1), for any fiscal year or other period shall be specially allocated to the Members in proportion to their Units.

5.6.6. Member Nonrecourse Deductions

Any Member nonrecourse deductions, within the meaning of Treas. Reg. Section 1.704-2(i)(I) and 1.704-2(i)(2), for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member nonrecourse debt to which such Member nonrecourse deductions are attributable in accordance with Treas. Regulations Section 1.704-2(i).

5.6.7. Section 754 Adjustments

To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732, 734(b) or 743(b) is required, pursuant to Treas. Reg. Section 1.704-1 (b)(2) (iv)
(m)(2) or (4), to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to such Sections of the Treasury Regulations.

5.6.8. Intent With Respect To Regulatory Allocations

The Regulatory Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this paragraph. Therefore, notwithstanding any other provision of these Regulatory Allocations (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's capital account balance is, to the extent possible, equal to the capital account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant Section 12.2. In exercising its discretion under this paragraph, the Managing Member shall take into account future Regulatory Allocations under Sections 5.6.1 and
5.6.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under paragraphs 5.6.5 and 5.6.6.

5.7. Limitation On Loss Allocation

Notwithstanding anything in Section 5.1 above, losses allocated pursuant to Section 5.1 shall not exceed the maximum amount of losses that can be so allocated without causing a Member to have an adjusted capital account deficit at the end of any fiscal year. In the event one of the Members would have an adjusted capital account deficit as a consequence of an allocation of losses pursuant to Section 5.1, the limitation set forth herein shall be applied on a Member by Member basis so as to allocate the maximum permissible losses to each Member under Section 1.704-1 (b)(2) (ii) (d) of the Regulations. All losses in excess of the foregoing limitation shall be allocated to the Members in proportion to their Units.


5.8. Allocation Among Managing Members

Any allocations or distributions amongst the Managing Members shall be made in the following ratio: .98% to the Managing
Member, .98% to the Special Managing Member, and 98.04% to the
Acquisition Member.

6. RIGHTS, POWERS AND DUTIES OF MANAGING MEMBERS

The Members agree that the Managing Members, acting through the Managing Member, shall have the following rights, powers and, where provided, duties in connection with the conduct of the business of the Company.

The Managing Member shall manage the affairs of the Company in a prudent and business-like fashion and shall use its best efforts to carry out the purposes and character of the business of the Company. The Managing Member shall devote such of its time as it deems necessary to the management of the business of the Company and may enter into agreements with an Affiliate to provide services for the Company, provided that such services are furnished at a price that is not greater than the Managing Member would otherwise be entitled.

6.1. Appointment Of Managing Member

Subject to the limitations herein, and to the express rights afforded Limited Members herein, including, without limitation, the rights set forth in Articles 7 and 11 herein, the Special Managing Member, the Acquisition Member and the Limited Members delegate to the Managing Member the sole and exclusive authority for all aspects of the conduct, operation and management of the business of the Company, including making any decision regarding the sale, exchange, lease or other disposition of the Properties; provided, however, that the Managing Member shall be required to obtain the prior consent of (i) a 75% majority of the Limited Members, by interest, excluding any Units held by the Managing Members, to the sale of all or substantially all of the assets of the Company; or (ii) a majority of the Limited Members, by interest, excluding any Units held by the Managing Members to any material change to the investment objectives and policies of the Company as described in the Prospectus. In the event the Managing Member proposes to cause the Company to enter into a transaction requiring the consent of the Special Managing Member, the Managing Member shall forthwith notify the Special Managing Member of its intentions in writing. The Special Managing Member shall be considered to have consented to such proposal if he fails to notify the Managing Member of his objection thereto within 20 days of the date of notice of such proposal. Any notification concerning an objection shall include a brief statement of each reason for the Special Managing Member's opposition to such proposal. With the exceptions stated above, the Managing Member shall have the exclusive authority to make all decisions affecting the Company and to exercise all rights and powers granted to the Managing Members.

6.2. Audit Committee

Prior to completion of the registration with the United States Securities Exchange Commission of the securities contemplated in the Prospectus, the Special Managing Member shall cause the formation of the Audit Committee. The Audit Committee shall consist of the Special Managing Member and an Independent Audit Committee Member. The duties of the Audit Committee shall be to
(i) make recommendations concerning the engagement of independent public accountants; (ii) review with the independent public accountants the plans and results of the audit engagement; (iii) approve professional services provided by the independent public accountants; (iv) review the independence of the independent public accountants; (v) consider the range of audit and non-audit fees of the independent public accountants;
(vi) review the adequacy of the Company's internal accounting controls; and (vii) review related party transactions.

6.3. Management Fees; Reimbursement Of Expenses

6.3.1. Fees And Reimbursements

Subject to the limitations set forth in Section 6.3.2, the Company shall pay or reimburse the Managing Members in accordance with the Asset Management Agreement.

6.3.2. Aggregate Cumulative Fees And Reimbursements

The aggregate cumulative reimbursements pursuant to Section 6.3.1, when added to all fees paid to the Managing Members and their Affiliates, will not exceed, at the end of any fiscal year, the sum of (i) the Front-End Fees of up to 10% of capital contributions; plus (ii) the cumulative total of all Asset Management Fees; plus (iii) the cumulative total of all Property Management Fees of up to 5% of gross rents received, provided that such fees are billed to and paid by tenants; plus (iv) Disposition Fees of 3% of Net Proceeds of Sale from properties on which the Managing Members or Affiliates furnish a substantial amount of sales efforts. The Managing Members will review with the Audit Committee the reimbursements and fees that they and their Affiliates receive at the end of each fiscal year of the Company. If the Managing Members and their Affiliates receive payment for items set forth in Section 6.3.1 in excess of the limitations set forth in this section, they will refund the difference to the Company within 30 days of discovery of such excess. Such review shall not take into account any of the fees that might be paid in years after the fiscal year for which the calculation is made. The limitations set forth in this
Section 6.3.2 shall not apply to any agreements whereby the Company requests the Managing Members to perform additional services not specifically referred to herein or under the Asset Management Agreement.

6.3.3. Reports With Respect To Fees

The Company's annual report to Limited Members will contain information concerning reimbursements and fees paid to the Managing Members and their Affiliates. Within the scope of the annual audit, an independent certified public accountant shall verify the allocation of costs to the Company. The methods of verification shall be in accordance with generally accepted auditing standards and shall include such tests of the accounting records and such other auditing procedures that the Company's independent certified public accountants consider appropriate in the circumstances. Such methods of verification shall at a minimum provide: (i) a review of the time records of employees and control persons, the costs of whose services were reimbursed and (ii) a review of the specific nature of the work performed by each such employee and control person. The additional cost of such verification will be itemized by such accountant on a program-for-program basis, and the Managing Members will be reimbursed for such additional cost only to the extent that the cost of such verification, when added to all reimbursements to the Managing Members for services rendered to the Company, does not exceed the competitive price for such services which would be charged by non-affiliated persons rendering similar services in the same or comparable geographic location.

6.3.4. Other Fees And Reimbursements

The Managing Members and their Affiliates will not be reimbursed or otherwise paid for any services except as set forth in
Section 6.3.1.

6.4. Other Activities Of Managing Members

The Managing Members, during the term of this Company, may engage in and possess an interest for their own account in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage, investment in and development of real estate; and neither the Company nor any Member, by virtue of this agreement, shall have any right in and to said independent ventures or any income or profits derived therefrom. Nothing in this section shall be deemed to diminish the Managing Members' overriding fiduciary obligation to the Company, or to constitute a waiver of any right or remedy the Company or Limited Members may have in the event of a breach by any of the Managing Members of such obligation.

6.5. Indemnification And Liabilities Of Managing Members

6.5.1. Indemnification

The Company shall indemnify each of the Managing Members, Affiliates and the Independent Audit Committee Member against any claim or liability incurred or imposed upon them provided they were acting on behalf of or performing services for the Company and the Managing Member has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company, and such conduct did not constitute misconduct or negligence. The Managing Members, their Affiliates and the Independent Audit Committee Member shall not be liable to the Company or any Member by reason of any act or omission provided the Managing Member has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company, and such conduct did not constitute misconduct or negligence. Solely for purposes of this Section 6.5, but for all such purposes herein, the term "Affiliate" shall mean only those Affiliates, as defined in Article 2, that furnish services to the Company within the scope of the Managing Members' authority.

Any indemnification pursuant to this Section 6.5, or otherwise, shall be recoverable only from the assets of the Company and not from any of the Limited Members. No Managing Member, Affiliate or Independent Audit Committee Member shall be entitled to advances for legal expenses and other costs incurred as a result of legal action initiated against them unless (1) the action relates to the performance of the duties of such Managing Member or Affiliate on behalf of the Company; (2) the action is not initiated by a Limited Member; and (iii) the Managing Member, Affiliate or Independent Audit Committee Member undertakes to repay such advances in cases in which it is determined they are not entitled to indemnification.

The Company will obtain, and pay the cost of, Directors' and Officers' Liability Insurance coverage in the amount of $5 million (subject to a retention of a "deductible" of not more than $250,000). Directors' and Officers' Liability Insurance insures (i) Managing Members and the Independent Audit Committee Member of the Company from any claim arising out of an alleged wrongful act in connection with their respective capacities, and
(ii) the Company to the extent that the Company has indemnified the Managing Members and/or the Independent Audit Committee Member for such loss.

6.5.2. Fiduciary Responsibility

The Managing Member shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in its immediate possession or control, and the Managing Member shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Company. The Managing Member and the Company may not permit the Limited Members to contract away the fiduciary duty owed to the Limited Members by the Managing Member under the common law.

6.6. Prohibited Transactions

Notwithstanding anything to the contrary contained herein, the Managing Members and Affiliates of the Managing Members (i) may not receive interest and other financing charges or fees on loans made to the Company in excess of the amounts that would otherwise be charged by unaffiliated lending institutions on comparable loans for the same purpose and in the same locality of the Property if the loan is made in connection with a particular Property, (ii) may not require a prepayment charge or penalty on any loan from the Managing Members to the Company,
(iii) may not provide financing to the Company that is payable over a period exceeding 48 months or for which more than 50% of the principal is due in more than 24 months, (iv) may not grant to themselves an exclusive listing for the sale of any Property,
(v) may not directly or indirectly pay or award any commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such adviser to advise any purchaser of Units (provided, however, that this provision shall not prohibit the normal sales commissions payable to a registered broker-dealer or other properly licensed person for selling the Units), (vi) may not commingle Company funds with the funds of any other person, (vii) may not receive a commission or fee, other than may incidentally result from transactions contemplated by the Asset Management Agreement, in connection with the temporary reinvestment or distribution of the proceeds of the resale, exchange or refinancing of the Properties (viii) may not cause the Company to incur indebtedness directly or indirectly related to the purchase of properties, from any source, (ix) may not cause the Company to invest in other limited partnerships or limited liability companies, provided that joint venture arrangements set forth in
Section 6.7 shall not be prohibited, (x) may not cause the Company to acquire property in exchange for Units, (xi) may not cause the Company to pay a fee to the Managing Members or their Affiliates for insurance coverage or brokerage services, (xii) may not cause the Company to make loans or investments in real property mortgages other than in connection with the purchase or sale of the Company's properties, (xiii) may not cause the Company to operate in a manner as to be classified as an "investment company" for purposes of the Investment Company Act of 1940, (xiv) may not cause the Company to underwrite or invest in the securities of other issuers, except as specifically discussed in Section 6.7 and in the Prospectus, (xv) may not cause the Company to incur the cost of that portion of liability insurance that insures the Managing Members, their Affiliates or the Independent Audit Committee Member for any liability as to which such Managing Members or their Affiliates are prohibited from being indemnified under this Section 6.6, (xvi) may not receive a real estate commission in connection with the purchase, sale or financing of a Property and will not permit aggregate compensation to others in connection with the sale of any Property to exceed a Competitive Real Estate Commission,
(xvii) may not receive Acquisition Fees together with Acquisition Expenses paid to any party by the Company in excess of 3% of the total capital contributions of Limited Members pursuant to Section 4.2 of this agreement, (xiii) may not cause the Company to incur Front-End Fees to the extent that such fees would cause the Company's Investment in Properties to be less than 90% of capital contributions, (xix) may not receive any rebate or give-up nor participate in any reciprocal business arrangement in circumvention of the NASAA Guidelines, nor shall any Managing Member participate in any reciprocal business arrangement that would circumvent the restrictions of such NASAA Guidelines against dealing with affiliates or promoters, and
(xx) may not cause the Company to make any loans or advances at any time to the Managing Members or their Affiliates, except for the Acquisition Member, and then only for the purpose of acquiring property on behalf of the Company.

6.7. Investments In Other Properties

The Company may not purchase limited partnership or limited liability company interests of another program. The Company may, however, invest (a) in general partnerships or ventures that own and operate a particular property provided the Company, either alone or together with any publicly-registered Affiliate, acquires a controlling interest in such other ventures or general partnerships, and the investment in such general partnerships or joint ventures does not result in duplicate fees, (b) in joint venture arrangements with another publicly-registered program sponsored by the Managing Members or their Affiliates, or (c) in joint venture arrangements with the Managing Members or their Affiliates other than another publicly registered program. For purposes of Section 6.7(a), "controlling interest" means an equity interest possessing the power to direct or cause the direction of the management and policies of the Company or joint venture, including the authority to (i) review all contracts entered into by the partnership or joint venture that will have a material effect on its business or property; (ii) cause a sale or refinancing of the property or the Company's interest therein subject in certain cases where required by the Company or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture member or consent of the joint venture member;
(iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the property, or, alternatively, to receive a specified preference on sale or refinancing proceeds; (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture Member of its interest in the property except for transfer to an Affiliate of the joint venture Member.

For purposes of 6.7(b), the Company shall be permitted to invest in joint venture arrangements with another publicly registered program or programs sponsored by the Managing Members or their Affiliates for the purpose of acquiring a property from unaffiliated parties only if (i) the two programs have substantially identical investment objectives; (ii) there are no duplicate property management or other fees; (iii) the Managing Members' compensation is substantially similar in each program;
(iv) the Company, in the event of a proposed sale of property held in the joint venture by the other joint venture member, will have a right of first refusal to purchase the other party's interest; and (v) the investment by each of the programs in the joint venture must be on substantially the same terms and conditions.

For purposes of 6.7(c), the Company shall be permitted to invest in joint venture arrangements with the Managing Members or their Affiliates other than a publicly registered program for the purpose of acquiring a property from unaffiliated parties only if (i) the investment is necessary to relieve the Managing Members from any commitment to purchase a property entered into prior to the closing of the offering period of the Company; (ii) there are no duplicate property management or other fees; (iii) the investment by each of the programs in the joint venture must be on substantially the same terms and conditions; and (iv) in the event of a proposed sale of property held in the joint venture by the other joint venture member, the Company will have a right of first refusal to purchase the other party's interest.

6.8. Unimproved Property; Property Under Construction

The Company may not acquire unimproved or non-income producing property except in amounts and upon terms which can be financed by the Limited Members' capital contributions or from funds provided from operations. In no event shall the Company acquire unimproved or non-income producing property exceeding 2% of the total capital contributions of Limited Members pursuant to
Section 4.2 of this agreement. For purposes of this Section 6.8, properties that are expected to produce income within one year shall not be considered unimproved or non-income producing properties.

The Company may not acquire property which is under construction unless completion is guaranteed for the price contracted for by any of the following: (i) a completion bond, (ii) a written guarantee of completion by a person who, or entity that, has provided financial statements demonstrating sufficient net worth and collateral, or (iii) retention of a reasonable portion of the purchase price as an offset in the event the seller does not perform.

6.9. Investments In Junior Trust Deeds

The Company may not invest in junior trust deeds and other similar obligations except to the extent such investments arise upon sale of Properties. In no event shall such investments exceed 10% of the gross assets of the Company.

6.10. Requirement For Property Appraisal

All Property acquisitions by the Company will require an appraisal prepared by a competent, independent appraiser. The appraisal will be maintained in the Company's records for at least five years and will be available for inspection and duplication by any Limited Member.

6.11. Balloon Payments

Any Indebtedness of the Company (which shall, in any event, be subject to the limitations contained in Section 6.6(viii) of this agreement) which is not fully amortized in equal payments over a period of not more than 30 years, shall have a maturity date (due date) which is not earlier than ten years after the date of the original purchase of the underlying property.

The Company may not incur indebtedness of any kind, including all-inclusive and wrap-around loans and interest-only loans, in connection with the purchase of a Property.

The provisions of this Section 6.11 shall not apply (but the provisions of section 6.6(viii) shall apply) to indebtedness representing, in the aggregate, 10% or less of the total purchase price of all Properties acquired, or to interim financing, including construction financing, with a full take-out commitment.

6.12. Selling Commissions

Except as otherwise provided in this Section 6.12, the Company shall pay any and all Selling Commissions and expense allowances up to the amount of $5.00 per Unit sold. The Company shall also provide reimbursement for the bona fide due diligence expenses of dealers selling Units to the extent the aggregate of such reimbursements do not exceed $.50 (50 cents) per Unit sold.

A broker-dealer may purchase Units for his own investment account at a per Unit purchase price of $94.50.

6.13. Roll-Up Transactions

The Company shall not participate in any Roll-Up (i) which would result in Limited Members having democracy rights in the Roll-Up Entity which are less than those provided in this Operating Agreement (provided that, if the form of the Roll-Up Entity is other than the Company's, the democracy rights shall conform to those provided in this Operating Agreement to the greatest extent possible); (ii) which includes provisions that would act to materially impede or frustrate the accumulation of shares of any purchaser of the securities of the Roll-Up Entity (except to the extent required to preserve the tax status of the Roll-Up Entity); (iii) which would limit the rights of Limited Members to exercise voting rights in the securities of the Roll-Up Entity on the basis of the number of equity interests held by such Limited Members; (iv) which would result in a Roll-Up Entity which would have rights to access of records less than those of the Company; or (v) which provides for the costs of the Roll-Up to be borne by the Company and which costs are not approved by Limited Members.

No Roll-Up shall be conducted unless an appraisal of all material Company assets has been obtained from a competent person or entity that has no material current or prior business or personal relationship with the Managing Members or their Affiliates and who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company and is qualified to perform such appraisal. The appraisal shall be based on an evaluation of all relevant information, assuming an orderly liquidation of the Company's assets over a 12-month period, and shall indicate the value of the Company's material assets as of a date immediately preceding announcement of the proposed Roll-Up. The appraiser expert performing the appraisal shall be engaged for the benefit of the Company and its Members. A summary of the appraisal shall be included in a report to the Limited Members in connection with the proposed Roll-Up and if such report is a part of a prospectus used to offer securities in the Roll-Up Entity, the appraisal shall be filed with the SEC and the states in connection with the registration statement for the offering.

Any Limited Member who votes against a Roll-Up that is subsequently completed shall be given the option to (i) accept the securities of the Roll-Up Entity, or (ii) either one of (a) remaining a Limited Member in the Company or (b) receiving cash in the amount of the Net Value Per Unit determined by utilizing the appraised value of the Company's assets.

7. PROVISIONS APPLICABLE TO LIMITED MEMBERS

The following provisions shall apply to the Limited Members, and the Limited Members hereby agree thereto.

7.1. Liability

The Limited Members shall be liable with respect to the Company only to the extent of the amount of the contribution to capital made by such Limited Members as provided in Section 4.2. The
Units are non-assessable.

7.2. No Participation In Management

No Limited Member shall take any part or participate in the conduct of, or have any control over, the business of the Company, and no Limited Member shall have any right or authority to act for or to bind the Company; provided, however, that the Company may not sell all or substantially all of the assets of the Company in a bulk transaction without the prior written consent of a 75% majority of the Limited Members, by interest.

7.3. No Withdrawal Or Dissolution

No Limited Member shall withdraw at any time from the Company except as provided in this agreement. No Limited Member shall have the right to have the Company dissolved or to have his or her contribution to the capital of the Company returned by the Company except as provided in this agreement. The death or bankruptcy of a Limited Member shall not dissolve or terminate the Company.

7.4. Consent

To the fullest extent permitted by law, each of the Limited
Members hereby consents to the exercise by the Managing Member of all the rights and powers conferred on the Managing Member by this agreement.

7.5. Power Of Attorney

Each of the Limited Members and the Special Managing Member hereby irrevocably constitute and appoint the Managing Member his or her or its true and lawful attorney, in his or her or its name, place and stead to make, swear to, execute, acknowledge and file:

(a)	This Operating Agreement and any and all certificates
of formation of the Company, and any amendments thereto
that may be required by the Limited Liability Company
Act, including amendments required for the reflection
of return of capital to any Member or the contribution
of any additional capital, and the continuation of the
business of the Company by a substitute and/or
additional Managing Member;
(b)	Any certificate or other instrument and any amendments
thereto that may be required to be filed by the Company
in order to accomplish the business and the purposes of
the Company, including any business certificate,
fictitious name certificate or assumed name
certificate;
(c)	Any cancellation of such certificates of formation,
this Operating Agreement and any and all other
documents and instruments that may be required upon the dissolution and liquidation of the Company;
(d)	New certificates of formation and any and all documents
and instruments that may be required to effect a
continuation of the business of the Company as provided
in this agreement; and
(e)	Any amended operating agreement or certificate of
formation that has been duly adopted hereunder or authorized hereby.

It is expressly intended that the foregoing power of attorney is
(1) coupled with an interest and shall survive the bankruptcy, death, incompetence or dissolution of any person hereby giving such power and (2) does not affect the Limited Members' rights to approve or disapprove any amendments to this agreement or other matters as provided elsewhere herein.

If a Limited Member assigns his or her interest in the Company, as provided in Article 9, the foregoing power of attorney shall survive the delivery of the instruments effecting such assignment for the purpose of enabling the Managing Member to sign, swear to, execute and acknowledge and file any and all amendments to the certificates of formation of the Company and other instruments and documents necessary to effectuate the substitution of the assignee as a Limited Member.

7.6. Limitation On Acquisition Of Equity Securities Of Managers

The Limited Members (excluding the Managing Members or their
Affiliates who purchase Limited Liability Company Units) shall not own, directly or indirectly, individually or in the aggregate, more than 20% of the outstanding equity securities of any Managing Member or its Affiliates.

The phrase "own, directly or indirectly" used herein shall have the meaning set forth in Section 318 of the Internal Revenue Code of 1954, as currently in effect or as hereafter amended. As of the date hereof, such term includes ownership by a Limited Member, his or her spouse, children, grandchildren, parents, any Company of which the Limited Member or any of the foregoing is a member, any estate or trust of which the Limited Member or any of the foregoing is the beneficiary and any corporation at least 50% owned in the aggregate by said Limited Member or any of the foregoing.

7.7. Repurchase Of Units By Company

The provisions of this Section 7.7 shall apply only in the circumstance that the Company's Units are not traded on a Public
Market, or a Public Market for the Company's Units has not been sustained.



7.7.1. Right To Present Units For Purchase

Beginning 36 months from the date of the Prospectus, in the event no Public Market is established for the Units, or alternatively, commencing on January 1 of the year immediately succeeding the year that Units cease to be traded on any Public Market, each Limited Member shall have the right, subject to the provisions of this Section 7.7, to present his or her Units to the Company for purchase by submitting notice on a form supplied by the Company to the Managing Member specifying the number of Units he or she wishes repurchased. Such notice must be postmarked after January 1 but before January 31, and after July 1 but before July 31 of each year. On March 31 and September 30 of each year (hereafter, a "Repurchase Date") and subject to the limitations set forth below, the Managing Member shall cause the Company to purchase the Units of Limited Members who have tendered their Units to the Company. The purchase price shall be equal to eighty percent (80%) of the Net Value Per Unit as of the preceding December 31 (in the case of purchases as of March 31) or June 30 (in the case of purchases as of September 30) (such dates being hereafter referred to as a "Determination Date"), and less any distributions to the tendering Limited Member after the Determination Date and prior to the Repurchase Date. The Managing Members shall publish the repurchase price offered for Units based on its determination of the Net Value Per Unit as soon as possible after each Determination Date. The Company will not be obligated to purchase in any year any number of Units such that such Units, when aggregated with all other transfers of Units that have occurred since the beginning of the same calendar year (excluding Permitted Transfers) would exceed two percent (2%) of the total number of Units outstanding on January 1 of such year. In the event requests for purchase of Units received in any given year exceed the two percent (2%) limitation, the Units to be purchased will be determined based on the postmark date of the written notice of Limited Members tendering Units. Any Units tendered but not selected for purchase in any given year will be considered for purchase in subsequent years only if the Limited Member re-tenders his or her Units. In no event shall the Company be obligated to purchase Units if, in the sole discretion of the Managing Member, such purchase would impair the capital or operation of the Company nor shall the Company purchase any Units in violation of applicable legal requirements.



7.7.2. Deemed Distribution

For purposes of all calculations pursuant to Article 5 of this agreement, any Net Cash Flow or Net Proceeds of Sale used to repurchase Units or to repay borrowings that were used to repurchase Units shall be deemed distributed to the remaining Limited Members pro rata based on the ratio of the number of Units owned to all Units outstanding after such repurchase.

7.8. Voting Rights

To the extent permitted under the Limited Liability Company Act, as amended, the Limited Members may, by vote of a 75% majority of the outstanding Units (excluding Units held by the Managing Members for their own accounts), and without the concurrence of the Managing Members:

(1)	Amend this Operating Agreement in accordance with the
provisions of Article 11;
(2)	Remove the Managing Member and elect a new Managing
Member in accordance with Section 10.4 of this
agreement;
(3)	Approve or disapprove the sale of all or substantially
all of the assets of the Company in a bulk transaction;
(4)	Dissolve the Company in accordance with Section
12.1(g).

8. BOOKS OF ACCOUNT AND FISCAL MATTERS

8.1. Books; Place; Access

The Managing Member shall maintain accurate books of account and every transaction shall be entered therein. The Company records shall contain the names and addresses of all Members and the Company shall also maintain, for a period of six years after completion of the offering of Units, copies of all subscriptions and other materials used to determine that the purchase of the Units was suitable for each Limited Member. The books of account and the records shall be kept at the office of the Company in Minneapolis, Minnesota, and any Member or his or her legal counsel may inspect and copy the Company books and records at any time during ordinary business hours. The Managing Member shall have no obligation to deliver or mail to Limited Members copies of certificates of formation or amendments thereto.

8.2. Method

The books of account shall be kept in accordance with generally accepted accounting principles.

8.3. Fiscal Year

The fiscal year of the Company shall end on December 31 of each year.

8.4. Annual Report

At the Company's expense, the books of account shall be audited at the close of each fiscal year by a firm of independent public accountants selected by the Audit Committee, and a copy of its report shall be transmitted within 120 days after the close of such fiscal year to the Members and to such securities commissioners as may be required by the rules and regulations of the United States and its various states.

The annual report shall contain (a) a balance sheet as of year end, a statement of operations for the year then ended, a statement of Members' equity, and statement of cash flows, all of which shall be audited with a report containing an unqualified opinion expressed thereon, or an opinion containing no material qualification of an independent public accountant,
(b) a report of the activities of the Company during the period covered by the report and (c) the amount of any fees or other reimbursements to the Managing Members or any Affiliates of the Managing Members during the fiscal year to which such annual report relates, including information required by Section
6.3.3. Such report shall set forth distributions to Limited Members for the period covered thereby and shall separately identify distributions from (i) cash flow from operations during the period, (ii) cash flow from operations during a prior period that had been held as reserves, (iii) proceeds from the disposition of property and investments (iv) reserves from the gross proceeds of the offering originally obtained from the Limited Members, and (v) Yield Maintenance Distributions. The financial information contained in the annual report will be prepared on the GAAP basis. The Managing Member also shall make available to each Limited Member, upon request, a copy of any annual reports that the Company may be required to file with the Securities and Exchange Commission within 90 days after the close of the period to which such reports relate.

8.5. Quarterly Reports

During the life of the Company, the Managing Member shall prepare and distribute to all Members within 60 days after the end of each quarter and to such securities commissioners as may be required by the rules and regulations of the United States and its various states, a quarterly summary of Company financial results. Such quarterly reports shall contain (a) a current condensed balance sheet, which may be unaudited, (b) a condensed operating statement for the quarter then ended, which may be unaudited, (c) a condensed cash flow statement for the quarter then ended, which may be unaudited, and (d) other pertinent information regarding the Company and its activities during the quarter covered by the report. Such quarterly reports shall also contain a detailed statement setting forth the services rendered, or to be rendered, by the Managing Members or their Affiliates and the amount of the fees received. The Managing Member also shall make available to each Limited Member, upon request, a copy of any reports that the Company may be required to file with the Securities and Exchange Commission within 45 days after the close of the period to which such reports relate.

8.6. Special Reports

The Managing Member shall have prepared, as of the end of each quarter in which a Property is acquired, a special report of real property acquisitions within the quarter. Such special reports shall be distributed to the Limited Members for each quarter in which a Property is acquired until all proceeds available from the offering of Units are invested or returned to the Limited Members as provided in Section 4.5. Such special reports shall describe the Properties acquired and shall include a description of the geographic location and the market upon which the Managing Member is relying. The special report shall include all facts that reasonably appear to materially influence the value of the Property, including, but not limited to, a description of the property, the tenant, and the terms of the lease(s), the amount of proceeds in the Company that remain unexpended or uncommitted and any Acquisition Expenses and Acquisition Fees paid by the Company to the Managing Members or their Affiliates in connection with real property acquisitions within the quarter.

8.7. Tax Returns And Tax Information

Within 75 days after the close of each fiscal year, all necessary tax information shall be transmitted to all Members and to such securities commissioners as may be required by the rules and regulations of the United States and its various states.

8.8. Bank Accounts

Except as otherwise described in the Prospectus, the Managing Member shall select a bank account or accounts for the funds of the Company, and all funds of every kind and nature received by the Company shall be deposited in such account or accounts. The Managing Member shall designate from time to time the persons authorized to withdraw funds from such accounts. The funds of the Company will not be commingled with funds of any other person or entity.

8.9. Tax Elections

In the event of a transfer of all or part of the Company interest of any Member, the Company, in the sole discretion of the Managing Member, may elect pursuant to Section 754 of the Internal Revenue Code of 1986 (or any successor provisions) to adjust the basis of the assets of the Company. The Special Managing Member shall be the "tax matters partner" for the Company as that term is defined in Section 6231 of the Internal Revenue Code of 1986, as amended.

8.10. Investor List

In addition to the other records maintained by the Company, the Company shall maintain at all times, in alphabetical order and on white paper with printing in not less than 10 point type, a list of Limited Members, including the names, addresses and business telephone numbers of the Limited Members and the number of Units held by each, which shall be updated at least quarterly to reflect changes in the information contained therein. The list of Limited Members shall be available for inspection by any Limited Member or such Limited Member's designated agent at the office of the Company upon request of such Limited Member. In addition, a copy of the Limited Member list shall be mailed to any Limited Member requesting the same within ten (10) days of the receipt of a written request. The Company may charge a reasonable fee to such Limited Member to cover the costs of reproduction and postage. The purposes for which such list may be requested by the Limited Members shall include, without limitation, matters relating to voting rights of the Limited Members and the exercise of rights of the Limited Members under federal proxy laws. If the Managing Member neglects or refuses to exhibit, produce or mail a copy of the Limited Member list as requested, the Managing Member shall be liable for the costs, including attorneys' fees, incurred by the Limited Member in compelling the production of the list and for the actual damages suffered by the Limited Member by reason of such refusal or neglect. It shall be a defense of the Managing Member that the actual purpose and reason for the request for inspection or for a copy of the Limited Member list is to secure such list or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Limited Member relative to the affairs of the Company. The Managing Member may require the Limited Member requesting such list to represent that the list is not requested for a commercial purpose unrelated to the Limited Member's interest in the Company. For all such purposes, the acquisition of additional Units shall be considered a commercial purpose unrelated to the Limited Member's interest in the Company. The Managing Member may also require, as a condition to making such list available, (i) that the list be requested under the signature of the Limited Member of record rather than a person or entity holding a power of attorney for such Limited Member; and (ii) whenever the list will be used to solicit purchases of Units, that the requesting Limited Member agree to provide materials to the persons solicited, and to the Managing Member for review and comment prior to use, generally complying with the disclosure requirements of Section 14(d) of the Securities Exchange Act of 1934 and Rule 14d-6 promulgated thereunder, including, without limitation, the price at which the Fund last agreed to repurchase Units and the price at which Units were last purchased in any secondary trading service that is published, prominently displayed in type size no less than 14 point; provided, however, that the Managing Member may not refuse to provide the list if the materials contain the foregoing information because it is not otherwise satisfied with the materials to be sent. The remedies set forth in this section
8.10 shall be in addition to, and not by way of limitation of, remedies available to Limited Members under federal law, or the laws of any state.

9. ASSIGNMENT OF LIMITED MEMBER'S INTEREST

The Company interest of a Limited Member shall be represented by a Certificate of Participation. The form and content of the Certificate of Participation shall be determined by the Managing Member. The Company interest of a Limited Member may not be assigned, pledged, mortgaged, sold or otherwise disposed of, and no Limited Member shall have the right to substitute an assignee in his or her place, except as provided in this
Article 9.

9.1. Limitations On Transfer Related To Tax Status

Other than pursuant to a Qualified Stock Exchange Transfer or Permitted Transfer, no Limited Member shall transfer or assign any part of his or her interest in the Company, and no such transfer or assignment shall be recognized by the Company but shall be null and void, if such transfer or assignment, when added to all other transfers or assignments made during the same fiscal year, other than (A) Permitted Transfers, (B) Qualified Matching Service Transfers, (C) transfers pursuant to the repurchase provisions of section 7.7 of this agreement or
(D) Qualified Stock Exchange Transfers would constitute transfers of in excess of two percent (2%) of Company interests outstanding. The Managing Member may request such information from a transferring Limited Member as is necessary to determine whether a transfer is a Permitted Transfer or a Qualified Matching Service Transfer. The Managing Member may refuse to affect any transfer if the transferring Limited Member is unable, or refuses, to demonstrate that the transfer is a Permitted Transfer or Qualified Matching Service Transfer or if the Managing Member is not able to verify, to its satisfaction, that the transfer will qualify for safe harbor treatment under Treasury Regulation Section 1.7704-1(e) or (g).

9.2. Protective Provisions Relating To Transfer Fraud

No Limited Member shall be obligated to sell, assign or transfer any Units or any other interest in the Company, prior to receipt of adequate disclosure relating to the Company. The Company shall provide to any Limited Member, upon request and without charge, prior to the date of any transfer, copies of the most recent reports the Company may have filed with the Securities and Exchange Commission, together with information relating to the Net Value Per Unit as of the most recent Determination Date. Other than pursuant to a Permitted Transfer or Qualified Stock Exchange Transfer, no Limited Member shall transfer any part of his or her interest in the Company, and no such transfer or assignment or any agreement executed by a Limited Member with respect to such transfer or assignment shall be recognized by the Company but shall be null and void, unless such Limited Member shall have confirmed in writing to the Managing Member that he or she received and reviewed such information relating to Net Value Per Unit at least 12 hours prior to execution of any such agreement of transfer, and has received copies of such reports as he or she may have requested. For purposes of the foregoing, confirmation on behalf of a Limited Member by power of attorney shall not be effective unless the attorney so appointed provides proof acceptable to the Managing Member of the Limited Member's incapacity to provide confirmation directly.

9.3. Right Of First Refusal

Except with respect to (A) Permitted Transfers, (B) Qualified Matching Service Transfers, (C) transfers pursuant to the repurchase provisions of section 7.7 of this agreement, and (D) Qualified Stock Exchange Transfers, no Member (the "Offering Member") may assign, transfer, convey or otherwise dispose of all or any part of any Unit directly or indirectly unless such Member shall have given notice ("Offer Notice") in writing to the Company, setting forth the number of Units (the "Offered Units") to be Transferred, the consideration (the "Offer Price") for which such Units would be Transferred and the name of the proposed transferee. Subject to the terms and conditions hereinafter set forth, the Company shall have the right to purchase all (but not less than all) of the Offered Units at the Offer Price. The Company may exercise such right by delivering to the Offering Member its election to exercise within 15 days after the date on which the Company has received the Offer Notice. Subject to the limitations set forth in
Section 9.1 (which shall be controlling), the closing of any such purchase by the Company shall occur within 60 days of such exercise by delivery of payment on the same terms as specified in the Offer Notice. Offered Units purchased by the Company shall be canceled. Unless all Units are purchased pursuant to the option granted in this Section 9.3, the Offering Member shall be free, for a period of 90 days after the expiration of such fifteen day period, to sell the Offered Units to the proposed transferee on the same terms as were described in the Offer Notice. Unless the transfer is approved by the Managing Member in accordance with this Article 9 and the transferee acknowledges in writing that he, she or it is bound by the terms of this Agreement as provided in Section 9.5, the transferee shall not become a Member of the Company but shall only be an assignee of the financial rights of his, her or its assignor. Any Member who transfers all of his, her or its financial rights shall cease to be a Member of the Company. All notices shall be in writing.

9.4. Transfers

Except as provided in Sections 9.1, 9.2 and 9.3, each Limited Member may transfer or assign all or part of his or her interest in the Company as provided in the Limited Liability Company Act; provided, however, that no transfer or assignment shall be effective until written notice thereof is received by the Managing Member and the Managing Member approves such transfer or assignment. Such approval shall be granted unless the Managing Member determines that the transfer will cause a violation of the provisions of this agreement, including the percentage limitations referred to in Section 9.1 above and the provisions of Sections 9.2 or 9.3. If a transfer is not permitted for any reason other than pursuant to the limitations set forth in Sections 9.1, 9.2 or 9.3, the decision to prohibit the transfer shall be supported by an opinion of counsel. All transfers or assignments of interests in the Company occurring during any month shall be deemed effective (i.e., the transferee shall become a Limited Member of record) on the last day of the calendar month in which written notice thereof is received by the Managing Member.


9.5. Admission Of Assignee As Member

Other than pursuant to a Qualified Stock Exchange Transfer, no assignee of all or part of the Company interests of any Limited Member shall have the right to become a substitute Limited Member unless (i) his or her assignor has confirmed the matters set forth in Section 9.2, (ii) his or her assignor has stated such intention in the instrument of assignment, (iii) such assignee shall pay all expenses in connection with such admission as a substitute Limited Member as described in
Section 9.8 and (iv) the transfer to such assignee has been made in compliance with Section 9.1 and 9.3. By executing and adopting this agreement, each Limited Member hereby consents to the admission of additional or substitute Limited Members by the Managing Member and to any assignee of his or her Units becoming a substitute Limited Member.

9.6. Minimum Size

If no Public Market exists for the Units, no purported sale, assignment or transfer by a Limited Member of less than ten Units will be permitted or recognized, except by gift, inheritance, intra-family transfers, family dissolutions, transfers to Affiliates or by operation of law.

9.7. Death Of A Limited Member

If a Limited Member dies, his or her executor, administrator or trustee or if he or she is adjudged incompetent or insane, his or her guardian or conservator, or if he or she becomes bankrupt, the receiver or trustee of his or her estate, shall have the rights of a Limited Member for the purpose of settling or managing his or her estate and such power as the decedent or incompetent possessed to assign all or any part of his or her Units and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a substitute Limited Member. The death, dissolution or adjudication of incompetency or bankruptcy of a Limited Member shall not dissolve the Company.

9.8. Documents And Expenses

As a condition to admission as a substitute Limited Member, an assignee of all or part of the Company interest of any Limited Member or the legatee or distributee of all or any part of the Company interest of any Limited Member shall execute and acknowledge such instruments, in form and substance satisfactory to the Managing Member, as the Managing Member shall deem necessary or advisable to effectuate such admission and to confirm the agreement of the person being admitted as such substitute Limited Member to be bound by all of the terms and provisions of this agreement. Such assignee, legatee or distributee shall pay all reasonable expenses in connection with such admission as a substitute Limited Member.

9.9. Acquit Company

In the absence of written notice to the Company of any assignment of a Company interest, any payment to the assigning Member or his or her executors, administrators or representatives shall acquit the Company of liability to the extent of such payment to any other person who may have an interest in such payment by reason of an assignment by the Member or by reason of such Member's death or otherwise.

9.10. Restriction On Transfer

Notwithstanding the foregoing provisions of this Article 9, no sale or exchange of a Company interest may be made if the interest sought to be sold or exchanged, when added to the total of all other Company interests sold or exchanged within the period of 12 consecutive months prior thereto, would result in the termination of the Company under section 708 of the Internal Revenue Code of 1986 (or any successor section).

9.11. Endorsement On Certificate

The foregoing provisions governing the assignment of the Company interest of a Limited Member shall be indicated by an endorsement on the certificate evidencing such Limited Member's interest in the Company, in the form as determined from time to time by the Managing Member.






10. DEATH, WITHDRAWAL, EXPULSION OF MANAGING MEMBERS

10.1. Death Of Special Managing Member

In the event of the death of the Special Managing Member, the estate of the Special Managing Member shall assume all of his obligations under this agreement and be responsible for their discharge. The estate may elect to withdraw from the Company only upon satisfaction of the conditions in Section 10.2 applicable to the Special Managing Member.

10.2. Withdrawal

The Managing Member may not withdraw from the Company without first providing 90 days' written notice to the Limited Members of its intent to so withdraw and providing a substitute Managing Member to the Company that shall be accepted by a vote of not less than a majority, by interest, of the Limited Members (excluding any Limited Company Units held by any Managing Member for its own account); provided, however, that nothing in this agreement shall be deemed to prevent the merger, consolidation or reorganization of the Managing Member into or with a successor entity controlled by, or under common control with any of the other Managing Members and such successor entity shall be deemed to be the Managing Member of the Company for all purposes and effects and shall succeed to and enjoy all rights and benefits and bear all obligations and burdens conferred or imposed hereunder upon the Managing Member. The Limited Members shall vote to accept or reject the proposed substitute Managing Member in person or by proxy at a meeting called by the Managing Member for such purpose in accordance with Section 11.1 of this agreement.

The Special Managing Member may not withdraw from the Company prior to December 31, 2005.

10.3. Expulsion

A Managing Member shall be expelled without further action for "cause," which means (1) final judicial determination or admission of its bankruptcy or insolvency, (2) withdrawal from the Company without providing a substitute Managing Member in accordance with Section 10.2 or (3) final judicial determination that it (i) was grossly negligent in its failure to perform its obligations under this agreement, (ii) committed a fraud upon the Members or upon the Company, (iii) committed a felony in connection with the management of the Company or its business or
(iv) was in material breach of its obligations under this agreement. This section does not limit the right of the Limited Members to remove the Managing Members upon a 75% majority vote of the Limited Members.

10.4. Removal And Replacement Of Managing Members

In the event of (i) the wrongful withdrawal of a Managing Member or the expulsion of a Managing Member under circumstances that the Company lacks a Managing Member or (ii) the written proposal of Limited Members holding 10% or more of the issued and outstanding Units, and upon providing not less than 10 nor more than 60 days' written notice by certified mail to all Members, the Limited Members may call a meeting of the Company for the purpose of removing or replacing any or all of the Managing Members. At such meetings, any of the Managing Members may be removed or replaced without cause by a vote (rendered in person or by proxy) of a 75% majority, by interest, of the Limited Members (excluding Units held by the Managing Members and their Affiliates for their own accounts).

10.5. Payment For Removed Manager's Interest

Upon the expulsion, withdrawal or removal of a Managing Member, the Company shall pay to the terminated Managing Member all amounts then accrued and owing to the terminated Managing Member and an amount equal to the then present fair market value of the terminated Managing Member's interest in the Company determined by agreement of the terminated Managing Member and the Company, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association. The expense of arbitration shall be borne equally by the terminated Managing Member and the Company. The fair market value of the terminated Managing Member's interest shall be the amount the terminated Managing Member would receive upon dissolution and termination of the Company assuming that such dissolution or termination occurred on the date of the terminating event and the assets of the Company were sold for their then fair market value without any compulsion on the part of the Company to sell such assets. In the case of a voluntary withdrawal, the withdrawing Managing Member shall be paid the fair market value of its or his interest by the issuance by the Company of a non-interest bearing unsecured promissory note providing for payment of principal from distributions that the withdrawing Managing Member otherwise would have been entitled to receive under this agreement had such Managing Member not withdrawn. In the case of an involuntary termination, the terminated Managing Member shall be paid the fair market value of its or his interest by the issuance by the Company of a promissory note with a five-year maturity payable in five equal installments of principal and interest at the prevailing market rate of interest.

10.6. Failure To Admit Substitute Managing Member

In the event that a substitute Managing Member has not been appointed and admitted as provided in Sections 10.2 and 10.4, so that there is no Managing Member acting, the Company shall then be dissolved, terminated and liquidated.

11. AMENDMENT OF AGREEMENT AND MEETINGS

11.1. General

Either the Managing Member or the Special Managing Member may, at any time, propose an amendment to this agreement and shall notify all Members thereof in writing, together with a statement of the purpose(s) of the amendment and such other matters as the Managing Member deems material to the consideration of such amendment. If such proposal does not adversely affect the rights of the Limited Members, such proposal shall be considered adopted and this agreement deemed amended. At any time, Limited Members holding not less than 10% of the issued and outstanding Units may propose an amendment to this agreement, or a meeting of Limited Members to consider any other proposal for which the Limited Members may vote hereunder, including the sale of all or substantially all of the assets of the Company. Upon the request in writing to the Managing Member of any person entitled to call a meeting, or in the event a proposal of a Managing Member adversely affects the rights of Limited Members, or in the event of objection by 10% of Limited Members by interest to such a proposal, the Managing Member shall call a special meeting of all Members, in each case at a location convenient to Limited Members, to consider the proposal at the time requested by the person requesting the meeting which shall be not less than 15 nor more than 60 days after receipt of such request. Written notice of the meeting shall be given to all Members either personally or by certified mail not less than 10 nor more than 60 days before the meeting, but in any case where a meeting is duly called by request of Limited Members, not more than 10 days after receipt of such request. Included in the notice shall be a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution or amendment proposed. The notice shall provide that Limited Members may vote in person or by proxy. The affirmative vote of a majority, by interest, unless otherwise stated herein, of the Limited Members (excluding any Units held by the Managing Members or their Affiliates for their own accounts) shall decide the matter, without the consent of the Managing Members. In any event, however, no such amendment shall affect the allocation of economic interests to the Members or alter the allocation of Company management responsibilities and control without the approval of each Managing Member and a 75% majority, by interest, of the Limited Members (excluding any Limited Member interests held by the Managing Members or their Affiliates), except as otherwise provided in Article 10.

11.2. Alternative To Meetings

As an alternative to voting at meetings of the Company pursuant to this and other Articles of this agreement, the Limited Members may consent to and approve by written action any matter that the Limited Members may consent to and approve by vote at a meeting. In order to consent to and approve the matter, the same percentage of Limited Members, by interest, must sign the written action as is required by vote at a meeting; provided, however, that written notice is given to all Members at least 15 days before solicitation of signatures is begun.

12. DISSOLUTION AND LIQUIDATION

12.1. Events Causing Dissolution

The Company shall be dissolved only upon the occurrence of one or more of the following events:

(a)	The expiration of the term set forth in Section 1.4;
(b)	The occurrence of any event that, under the laws of the
jurisdictions governing the Company shall dissolve the
Company;
(c)	The bankruptcy of the Company or any of the Managing
Members;
(d)	The withdrawal or the expulsion of the Managing Member
if a substitute Managing Member has not been timely
admitted as provided in Article 10, with the result
that there is no Managing Member acting;
(e)	The decree of court that other circumstances render a
dissolution of the Company equitable or required by
law;
(f)	The sale or other disposition of all or substantially
all of the assets of the Company;
(g)	At any time by the affirmative vote of a 75% majority,
by interest, of the Limited Members (excluding Units held by the Managing Members for their own accounts) at a meeting called in accordance with Section 11.1 of this agreement.

12.2. Continuation Of Business

Except as provided in Section 12.3, upon the dissolution of the Company for any reason, the business of the Company and title to the property of the Company shall be vested in any new Company formed to continue operations. Upon any such dissolution no Member, nor his or her legal representatives, shall have the right to an account of his or her interest as against the Company continuing the business, and no Member, nor his or her legal representatives, as against the Company continuing the business, shall have the right to have the value of his or her interest as of the date of dissolution ascertained nor have any right as a creditor or otherwise with respect to the value of his or her interest.


12.3. Liquidation And Winding Up

If dissolution of the Company should be caused by reason of (a) an event that makes it unlawful for the business of the Company to be carried on or for the Members to carry it on in the Company, (b) the bankruptcy of the Company, (c) the withdrawal or expulsion of the Managing Member and no substitute Managing Member has been timely admitted as provided in Article 10, with the result that there is no Managing Member acting, (d) a decree of court that other circumstances render a dissolution and winding up of the affairs of the Company equitable or required by law, (e) the sale of all or substantially all of the assets of the Company, (f) the express will of Limited Members as provided in Section 12.1 (g) above, the Company shall be liquidated and the Managing Member (or the person or persons selected by a decree of court to carry out the winding up of the affairs of the Company) shall wind up the affairs of the Company.

The Managing Member or the person winding up the affairs of the Company shall promptly proceed to liquidate the Company. Upon liquidation, no distribution in kind of property and assets shall be made to Limited Members. In settling the accounts of the Company, the assets and the property of the Company shall be distributed in the following order of priority:

(a)	To the payment of all debts and liabilities of the
Company, including loans by Members that are secured by mortgages, but excluding any other loans or advances that may have been made by the Members to the Company,
in the order of priority as provided by law;
(b)	To the establishment of any reserves deemed necessary
by the Managing Member or the person winding up the
affairs of the Company for any contingent liabilities
or obligations of the Company;
(c)	To the repayment of any unsecured loans or advances
that may have been made by any Members to the Company
in the order of priority as provided by law;
(d)	Any remaining balance will be distributed to the
Members pro rata based on each Member's positive capital account balance, after giving effect to allocations pursuant to Sections 5.1 and 5.3 and after taking into account all capital account adjustments for the taxable year during which liquidation occurs (other than those made pursuant to this Section 12.3(d)).

13. MISCELLANEOUS PROVISIONS

13.1. Interpretation

The terms and provisions of this agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. All references herein to Articles and Sections refer to Articles and Sections of this agreement unless otherwise clearly stated or implied by content. All Article and Section headings are for reference purposes only and shall not affect the interpretation of this agreement. The use of the masculine gender, for all purposes of this agreement, shall be deemed to refer to both male and female Members.

13.2. Notice

Any notice given in connection with the business of the Company shall be duly given if mailed, by certified or registered mail, postage prepaid: if to the Company, to the principal office of the Company set forth in Section 1.3 or to such other address as the Company may hereafter designate by notice to the Members; if to the Managing Member, the Special Managing Member, or the Acquisition Member to the address set forth in Section 1.3 or such other address as such Members may hereafter designate by notice to the Company; if to the Limited Members, to the addresses set forth in the Subscription Agreement executed by each Limited Member or to such other address as such Limited Members may hereafter designate by notice to the Company.

13.3. Successors And Assigns

Except as herein otherwise provided to the contrary, this agreement shall be binding upon and inure to the benefit of the parties hereto and their personal representatives, assigns and successors.

13.4. Counterparts

This agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that not all of the parties are signatory to the original or the same counterpart.

13.5. Severability

In the event that any provision of this agreement shall be held to be invalid, the same shall not affect the validity of the remainder of this agreement or the validity or the formation of the Company as a limited Company under the Limited Liability Company Act.






SIGNATURE PAGE TO OPERATING AGREEMENT
OF
CBCI INCOME AND GROWTH FUND, LLC



IN WITNESS WHEREOF, this agreement has been executed as of the date set forth in the first paragraph of this agreement.


MANAGING MEMBERS:

By CBCI Fund Management I, Inc.,
   Managing Member

   By: /s/Ronald A. Christenson
       Ronald A Christenson,
            President

By: CBCI Acquisitions I, LLC,
    Acquisition Member


    By: /s/Ronald A. Christenson
         Ronald A. Christenson,
           Managing Member


By: /s/ Ronald A. Christenson
       Ronald A. Christenson
      Special Managing Member



LIMITED MEMBERS:

By: CBCI Fund Management, Inc.,
    Attorney-In-Fact


    By: /s/ Ronald A. Christenson
          Ronald A. Christenson,
              President


A-52